                                                                    EXHIBIT 10.5



                  CONFIDENTIALITY AND NONCOMPETITION AGREEMENT


                  THIS CONFIDENTIALITY AND NONCOMPETITION AGREEMENT (this "Agreement") is being executed and delivered as of _________, 2002 by JAMES K. SCHULER ("Stockholder") in favor and for the benefit of D.R. HORTON, INC., a Delaware corporation ("DHI").

                                    RECITALS

                  WHEREAS, Stockholder beneficially owns approximately 47.7% of the outstanding shares of Class A common stock of Schuler Homes, Inc., a Delaware corporation ("Schuler Homes"), and is the Co-Chairman, President and Chief Executive Officer of Schuler Homes;

                  WHEREAS, as an employee and stockholder of Schuler Homes, Stockholder has obtained extensive and valuable knowledge and information concerning the business of Schuler Homes, including confidential information relating to Schuler Homes and its operations, assets, contracts, customers, personnel, plans, and prospects;

                  WHEREAS, in connection with the Agreement and Plan of Merger, dated as of October 22, 2001 (as it may be amended from time to time, the "Merger Agreement"), between DHI and Schuler Homes, Schuler Homes will, as a result thereof, merge with and into DHI, with DHI as the surviving corporation and DHI shall, by operation of law, succeed to all property, rights, privileges, powers and franchises, and all and every other interest of Schuler Homes, including the reputation and goodwill associated therewith (the "Merger");

                  WHEREAS, the business of Schuler Homes prior to the date of the Merger Agreement has been (i) the construction or sale of single-family or multi-family residences, (ii) the development of real property for use as lots for residential construction, and (iii) activities ancillary or related to the foregoing activities (collectively, the "Business");

                  WHEREAS, DHI and its Affiliates (as defined below) intend to continue to engage in the Business and like business activities in the cities, counties and territories set forth on Schedule A hereto (the "Territories");

                  WHEREAS, if Stockholder were to compete with DHI or any of its Affiliates' operation of the Business in the Territories, DHI would be deprived of the full benefit of any reputation or goodwill associated with Schuler Homes and DHI as the surviving corporation in the Merger;

                  WHEREAS, in connection with the Merger and as a condition to consummating the Merger, and to more fully secure unto DHI the benefits of the Merger, DHI has requested that Stockholder enter into this Agreement; and Stockholder is entering into this Agreement in order to induce DHI to consummate the Merger; and

                  WHEREAS, the covenants provided herein are material, significant and essential to effecting the transactions contemplated by the Merger Agreement, and good and valuable consideration under the Merger Agreement has been transferred to Stockholder in exchange for such covenants and the goodwill associated with DHI.

                                    AGREEMENT

                  NOW, THEREFORE, in order to induce DHI to consummate the Merger, and in consideration of the benefits transferred to Stockholder pursuant to the Merger Agreement and the agreements and instruments related thereto, the receipt and sufficiency of such consideration being hereby acknowledged by Stockholder, Stockholder agrees as follows:

                  1. Acknowledgments By Stockholder. Stockholder acknowledges that the promises and restrictive covenants that Stockholder is providing in this Agreement are reasonable and necessary to the protection of DHI's business and DHI's legitimate interests in its acquisition of Schuler Homes, including Schuler Homes's goodwill, pursuant to the Merger Agreement. Stockholder further acknowledges that, in connection with the consummation of the Merger, all of Stockholder's shares of common stock of Schuler Homes will be exchanged for cash and shares of common stock of DHI pursuant to the terms of the Merger Agreement.

                  2. Covenant Not to Compete. During the one year period following the effective time of the Merger, except for (i) activities to be engaged by him on behalf of DHI (whether as an employee, director, consultant or in any other capacity) or (ii) the activities or investments engaged by him as of the date hereof that are described on Schedule B hereto, Stockholder shall not, voluntarily or involuntarily, for any reason whatsoever, directly or indirectly, individually or on behalf of persons not now parties to this Agreement, or as a partner, stockholder, member, director, officer, manager, principal, agent, employee, or in any other capacity or relationship, for his own account or for the benefit of any other person:

                     (a) engage in the Business or any business activity competing with the Business within any city or county included within any of the Territories; or

                     (b) have any interest in, own, manage, operate, control, or join or participate in the ownership, management, operation, or control of, or provide consulting services to or otherwise advise or assist, enable (whether by license, sublicense, assignment or otherwise), or furnish any capital to or be connected in any manner with, either as a stockholder, joint venturer, proprietor, member, officer, director, manager, agent, lender, representative, partner, trustee, affiliate, employee or consultant, or otherwise engage or invest or participate in the Business or any business that competes with the Business, whether conducted by DHI, any Affiliate of DHI or any of their successors or assigns in any city or county included within any of the Territories; or

                     (c) in any of the Territories, accept any business relating to the Business from any material customer, supplier or contractor of DHI, any of its Affiliates, or any of their respective successors or assigns or solicit or encourage any such person to terminate or adversely alter in any material respect any relationship such person may have with DHI, any of its Affiliates or any of their successors or assigns; or

                     (d) market, endorse or promote any products that are competitive with the Business;

provided, however, that nothing in this Section 2 shall prevent Stockholder from owning as a passive investment less than 5% of the outstanding shares of the capital stock of a publicly-held corporation if (i) such shares are actively traded on an established national securities market in the United States and
(ii) Stockholder is not otherwise associated directly or indirectly with such corporation or any affiliate of such corporation.

                  3. Nonsolicitation. During the one-year period following the Effective Time of the Merger, Stockholder shall not nor will he permit any of his Affiliates to:

                     (a) personally or through others, encourage, induce, attempt to induce, solicit, or attempt to solicit (on Stockholder's own behalf or on behalf of any other person or entity) anyone who is employed at that time, or was employed during the previous six (6) months, by DHI, its Affiliates, or their respective successors or assigns to leave his or her employment with such entity; or

                     (b) personally or through others, use any trade secret or proprietary information of DHI or any other improper means to interfere or attempt to interfere with the relationship or prospective relationship of DHI, its Affiliates, or their respective successors or assigns with any person or entity that is, was, or is expected to become a customer or client of such entity; or

                     (c) solicit the business of any client or customer of DHI, its Affiliates, or their respective successors or assigns for any activity relating to the Business, other than on behalf of such entity.

                  4. Confidential and Proprietary Information. Stockholder acknowledges and agrees that, as an executive officer of Schuler Homes, he has obtained extensive and valuable knowledge and information concerning the business of Schuler Homes, including confidential information relating to Schuler Homes and its operations, assets, contracts, customers, personnel, plans and prospects. Stockholder further acknowledges and agrees that, through the dealings in connection with the Merger, he has obtained and will continue to obtain extensive and valuable knowledge and information concerning the business of DHI, including confidential information relating to DHI and its operations, assets, contracts, customers, personnel, plans, and prospects. Collectively, all of the knowledge and information described in the preceding two sentences constitutes the "Confidential Information". Stockholder further acknowledges and agrees that the Confidential Information has been acquired and developed through the expenditure of valuable resources, that it provides a competitive advantage over those who do not know and use it and that both Schuler Homes and DHI have taken reasonable precautions against its disclosure to and use by others.
Accordingly:

                     a. Stockholder shall not, directly or indirectly, divulge, communicate, disclose, or use any Confidential Information at any time except as may be expressly authorized by DHI in writing.

                     b. All files, records, documents, computer-recorded information, marketing surveys, operating manuals, price lists, memoranda, and similar items arising out of the Business or any business activity of DHI, whether prepared by Stockholder or otherwise coming into his possession, shall, following the Merger, be and remain the exclusive property of DHI. Upon the request of DHI, Stockholder shall immediately turn over to DHI all such material, along with any copies or derivatives of such material, following the Merger.

                     c. Notwithstanding the foregoing, this Section 4 shall not preclude Stockholder from disclosing information and material described herein to the extent that it (i) is or becomes generally available to the public other than by Stockholder's breach of this Section 4, (ii) is required to be disclosed by law or court order, and Stockholder has promptly notified DHI of the requirement to disclose and allowed DHI a reasonable period to obtain a protective order or take other steps to prevent such disclosure, or (iii) is disclosed to Stockholder's accountant, lawyer, or other professional advisor for the sole purpose of receiving professional advice with respect thereto, provided that such professional advisor does not disclose the covered information or material to any other person or entity except as permitted by this Section 4.

                  5. Definition of Affiliate. As used in this Agreement, Affiliate means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person, including any partnership, limited liability company or joint venture in which the first mentioned person (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 10% or more.

                  6. Equitable Remedies. Stockholder hereby acknowledges and agrees that the obligations under this Agreement are such that DHI, its Affiliates, and their respective successors and assigns cannot be fully and adequately compensated by damages for breach of such obligations. As a result, Stockholder hereby acknowledges and agrees that, in the event of any breach or threatened breach of this Agreement, DHI, its Affiliates, and their respective successors and assigns will be entitled not only to damages or other relief at law, but also to equitable relief to enforce the breached obligations, including preliminary and permanent injunctive relief (including temporary restraining orders) without the need to post any bond in connection therewith.

                  7. Amendment, Modification and Waiver; Beneficiary. Except as provided herein, no amendment, modification, alteration or supplement of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits of such waived terms or provisions. Nothing in this Agreement, express or implied, is intended to confer upon any third person (other than Affiliates, successors, and assigns of DHI, which are hereby expressly made third party beneficiaries of this Agreement) any rights or remedies under or by reason of this Agreement. No waiver of any provision of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

                  8. Enforceability and Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. Accordingly, if any provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision, without any action on the part of the parties hereto, shall be deemed amended to modify (including a reduction in duration, geographical area, or prohibited business activities), or if such modification is impossible then to delete, the portion adjudicated to be invalid or unenforceable, such modification or deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made, and such deletion or modification to be made only to the extent necessary to cause the provision as amended to be valid and enforceable.

                  9. Complete Understanding. This Agreement, in combination with the Merger Agreement and the agreements and instruments related thereto, constitutes the full and complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral understandings and agreements with respect to the subject matter hereof and all prior written understandings and agreements with respect to the subject matter hereof.

                  10. Costs. In the event a dispute or controversy arises hereunder, or any action is brought by any party hereto or any other party-in-interest to enforce its rights hereunder, the prevailing party in any such dispute, controversy or action shall be entitled to recover its reasonable attorneys' fees, court costs and other related expenses of enforcement.

                  11. Section Headings and Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. Unless otherwise expressly provided, the word "including" means including, without limitation, with regard to the items listed thereafter.

                  12. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

                  If to Stockholder:

                  3249 Diamond Head Rd.
                  Honolulu, Hawaii  96815
                  Telephone No.:  (808) 924-6826
                  Facsimile No.:  (808) 924-6827

                  If to DHI:

                  D.R. Horton, Inc.
                  1901 Ascension Blvd., Suite 100
                  Arlington, Texas  76006
                  Facsimile: (817) 436-6053 and (817) 856-8252
                  Telephone: (817) 856-8200
                  Attention: Rick Beckwitt and Ted Harbour

                  13. Governing Law. This Agreement shall be governed by the laws of the State of Delaware without regard to the principles of conflicts of law that would apply any other law.

                  14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, it being agreed that only an express written amendment, termination, or waiver of this Agreement by DHI or its Affiliates, successors, or assigns can relieve Stockholder of his personal obligations hereunder and then only with respect to the entity executing such amendment, termination, or waiver.

                  15. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same agreement.

                  16. Cumulative Remedies. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided under applicable law.

                            [SIGNATURES ON NEXT PAGE]

                  IN WITNESS WHEREOF, the undersigned has executed this Confidentiality and Noncompetition Agreement as of the date first above written.


                                  THE COMPANY:

                                  D.R. HORTON, INC.




                                  By:
                                     -------------------------------------------
                                  Name:
                                       -----------------------------------------
                                  Title:
                                        ----------------------------------------


                                  STOCKHOLDER:


                                  ----------------------------------------------
                                               James K. Schuler

                                   Schedule A

                                   Territories


(i) Anywhere within the State of California within the Counties of Alameda, Contra Costa, Los Angeles, Napa, Orange, Riverside, Sacramento, San Benito, San Bernadino, San Diego, San Joaquin, San Mateo, Santa Clara, Solano, Stanislaus and Ventura;

(ii) anywhere else within every other city and county within the State of California; and

(iii) anywhere within every city and county within the States of Arizona, Colorado, Hawaii, Oregon and Washington.

                                   Schedule B

                           Activities and Investments




   NAME OF ACTIVITY OR INVESTMENT             NATURE OF BUSINESS                   INVOLVEMENT IN BUSINESS
   ------------------------------             ------------------                   -----------------------

Port Quendall Development Co., Inc.    Lot Development Single Family      President/Investor
                                       Home Sales
                                       Cle Elum, WA

Pacific Resorts, Inc.                  Land Development                   President
                                       Cle Elum, WA

James K. Schuler & Assoc., Inc.        Land Development                   President
                                       36 Acres
                                       Hyak Ski Resort

Diamond Point Joint Venture            Single Family Lot Development      Partner
                                       Moses Lake, WA

Ronald Mill Site I, II & III, Inc.     Land Development                   Investor
                                       Ronald, WA

Gordon/Schuler Partnership             Duplex Development                 Partner
                                       State of WA

Malulani Partners, Inc.                Construction & Sale of Single      Partner
                                       Family Homes
                                       Kona, HI

American Housing Partners, Inc.        Apartment Development              Partner
                                       WA & NV